EXHIBIT 99.1

ONESOURCE UNITY WITHIN DIVERSITY	15730 North 83rd Way Suite 104 Scottsdale, AZ 85260 800-279-0859 Toll Free 480-889-1177 Office 480-889-1166 Fax 1sourcetech.com

NEWS RELEASE FOR IMMEDIATE RELEASE	For Further Information Contact:
             Michael Hirschey, CEO
                    1-800-279-0859
         mhirschey@1sourcetech.com

          Rudy R. Miller, Chairman
                  The Miller Group
Investor Relations for the Company
                    1-800-655-5540
OSRC@themillergroup.net

ONESOURCE TECHNOLOGIES REPORTS 2004 REVENUE UP 47%

SCOTTSDALE, ARIZONA, April 15, 2005 — OneSource Technologies, Inc. (OTCBB: OSRC), a premier-provider of equipment maintenance services to large, national customers in the financial services industry and a source for equipment sales and leasing, today reported financial results for the full year and fourth quarter ended December 31, 2004. Revenue for the full year ended December 31, 2004, increased 47% to $4.519 million from $3.075 million for the full year ended December 31, 2003. For the three-month period ended December 31, 2004, revenue increased 205% to $2.207 million from $.724 million for the three-month period ended December 31, 2003. Revenue increases are attributable to the company’s strategic merger in mid-November 2004 with First Financial Computer Services.

“We had a solid year in our basic business fundamentals of providing equipment maintenance services along with equipment sales and leasing, ending the year with a strong increase in revenue as a result of our merger with First Financial Computer Services that dramatically increased our geographical client services to include 41 states. The combination of OneSource and First Financial provides the service concentration and size to significantly increase our market. The integration of the two companies has taken approximately 120 days and is about complete. We look forward to building on our new, national-platform of operations,” stated Michael L. Hirschey, chief executive officer of OneSource Technologies.

“We ended the 2004 year with the announcement of major contract renewals with Kroger Company and Electronic Data Systems, both with expanded service for the coming year. Multiple opportunities exist for growth from acquisitions that either open new markets or are complementary to our existing operations. We will actively pursue those targets that meet our market requirements and offer to enhance the value of the company on behalf of the shareholders,” Hirschey concluded.

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OneSource is engaged in two closely related and complementary lines of technology industry services and products: i) equipment maintenance services; and ii) value added equipment supply sales. OneSource is credited as the creator of the unique Flat-Rate Blanket Maintenance System(TM), an innovative program that provides customers with a single-source for all general office, computer and peripheral and industry specific equipment technology maintenance, installation and supply products. The Company is also a single-source provider of equipment sales, leasing and maintenance services to large, national customers in the financial services industry. OneSource is the only company in the country that supports new and used transaction processing hardware from all the major manufacturers, e.g., Banctec-®, IBM®, NCR®, Unisys®, Fujitsu, Sheartech, CheckTech and a division dedicated to IBM® 3890 support.

Visit our websites at: www.1sourcetech.com

Product and company names mentioned herein are for identification purposes and may be trademarked or registered trademarks of their respective companies.

Certain statements in this release may be “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company’s products and services; and assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Some of the important factors that could cause the company’s actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: fluctuations in operating results, intense competition, past and future acquisitions, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing customer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

These factors are discussed in greater detail in the company’s Annual Report on Form 10-KSB for the year ended December 31, 2004, as filed with the Securities and Exchange Commission.

FINANCIAL TABLE FOLLOWS

ONESOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED SUMMARY OF OPERATIONS

FINANCIAL HIGHLIGHTS

	THREE MONTHS ENDED DECEMBER 31,			TWELVE MONTHS ENDED DECEMBER 31,
	2004		2003	2004	2003
	(in thousands, except per share data)

Revenue		$2,207	$724	$4,518	$3,074
Expenses		2,381	1,029	4,801	3,023

Loss before income taxes		(174)	(304)	(345)	(434)
Income tax		—	—	—	—

Net loss		$(174)	$(304)	$(345)	$(434)

Net loss per common share:
Basic and Diluted

	$	**	$(0.01)	$(0.01)	$(0.01)
Weighted average number of common shares
outstanding

Basic and Diluted		46,157,072	38,702,623	41,349,862	35,947,039

_________________________
** Less than $0.01 per share

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